Exhibit 5.1

Paragon Offshore plc
3151 Briarpark Drive	RRS/HLP/DPD
Suite 700	22759391
Houston, Texas 77042	+44 (0)20 7295 3284
USA	richard.spedding@traverssmith.com

14 August 2014

Dear Sirs

Legal opinion regarding ordinary shares of Paragon Offshore plc in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (“SEC”)

Introduction

1.	We are acting as advisers as to English law to Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales (the “Company”). We understand that the Company intends to file, on or around the date hereof, the Registration Statement with the SEC. As described in the Registration Statement, we understand that the Company may propose to issue 8,475,340 ordinary shares with a nominal value of US$0.01 each in the capital of Company (the “Shares”) pursuant to the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan (the “Plan”). We have been asked to provide an opinion on certain matters, as set out below, in connection with the filing of the Registration Statement.

Documents reviewed

2.	We have examined the documents listed in Schedule 3 to this opinion. Terms defined in the Schedules have the same meaning where used in this opinion.

Nature of opinion and observations

3.	This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts and, in particular, we express no opinion on European Community law as it affects any jurisdiction other than England and Wales. In particular:

(a)	by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;

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(b)	to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws. We express no views in this opinion on the validity of the matters set out in any opinion given in relation to such laws;

(c)	we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable; and

(d)	the term non-assessable has no recognised meaning in English law but for the purposes herein the term means that, under the Companies Act 2006 (as amended), the Articles and any resolution passed in accordance with the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional payments or calls on the relevant Shares to or by the Company or its creditors.

Opinion

4.	On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1 and the qualifications in Schedule 2, we are of the opinion that the Shares will (when allotted) be validly issued, fully paid and non-assessable once all of: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act of 1933, as amended, (the “Securities Act”) and (ii) valid entries in the books and registers of the Company have been made.

Consent to filing

5.	We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated thereunder.

Yours faithfully

/s/ Travers Smith LLP

14 August 2014

SCHEDULE 1

ASSUMPTIONS

In considering the documents listed in Schedule 3 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

(c)	Officer’s Certificate: that each of the statements contained in a certificate of an Officer of the Company dated August 1, 2014 (the “Certificate”) is true and correct as at the date of this opinion;

(d)	Company Search: that the information revealed by our search (carried out by us or by Perfect Information Ltd. on our behalf at approximately 4:00 p.m. on August 13, 2014) of the public documents of the Company kept at Companies House in Cardiff (the “Company Search”) (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

(e)	Winding-up Enquiry: that the information revealed by our oral enquiry at approximately 4:00 p.m. on August 13, 2014 of the Central Registry of Winding-up Petitions (the “Winding-up Enquiry”) was accurate in all respects and has not since the time of such enquiry been altered;

(f)	Filings under Other Laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of the Company, English Law) in order to permit the performance of the Plan respectively, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(g)	Compliance with Agreements: that the holders of awards granted under the terms of the Plan shall comply with the procedures set out in the Plan and the relevant award agreements and vesting procedures which may be prescribed in relation to the Plan (the “Plan Documentation”) in order to acquire the Shares, in particular the due execution of any notices or consents; that the Shares are duly allotted in accordance with the Allotment Resolutions; and the Company complies with the Plan Documentation at all times in effecting the issue of the Shares and has adopted the prescribed procedures therein to ensure that the Shares are paid up at least as to nominal value and (in the case of stock options) as to the amount of any additional exercise price;

(h)	Superseding Agreement: that there is no other agreement, instrument or other arrangement, relationship or course of dealing between any of the parties which modifies or supersedes the Plan and that the Plan Documentation which may be adopted prior to issue of the Shares is not inconsistent with paragraph (g); and

(i)

Validity under Other Laws: that the Plan Documentation constitutes legal, valid, binding and enforceable obligations of each of the parties thereto under all applicable laws (other than, in the case of the Company, English Law) and that insofar as the laws or regulations of any jurisdiction other than England and Wales may be relevant to (i) the obligations or rights of any of the parties in

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relation to the Plan Documentation or (ii) any of the transactions contemplated in connection with the Plan Documentation, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions;

(j)	Future Awards: that to the extent that the Compensation Committee of the Company (or any member thereof) makes further awards for which it does not already have authority to allot Shares, the Board (or a committee thereof) will duly authorise the allotment of such further Shares as may be required for the purposes of the Plan and that such allotment shall be within the limit of the Shareholder Authority (as defined below) (to the extent required).

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SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)	in the case of an application for the making of an administration order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry immediately;

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(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994.

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SCHEDULE 3

(a)	a copy of the draft Registration Statement;

(b)	a certificate from an Officer of the Company dated August 1, 2014;

(c)	a copy of the rules of the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan;

(d)	the ordinary resolution of the Company’s sole shareholder, passed on July 16, 2014 granting general and unconditional authority to the Company’s directors for the purposes of section 551 of the Companies Act 2006 to exercise all powers of the Company to allot shares and to grant any such subscription rights, as are contemplated in sub-sections 551(1)(a) and 551(1)(b) respectively of the Companies Act 2006 up to a maximum nominal amount of US$1,017,040 to such persons and at such times and on such terms as they think proper during the period expiring at the end of five years from the date of the passing of the resolution (the “Shareholder Authority”);

(e)	the written resolutions of the board of directors of the Company dated June 30, 2014 to approve the assumption of the Plan and the allotment of shares, including the Shares (the “Allotment Resolutions”); and

(f)	the articles of association of the Company approved by way of special resolution on July 16, 2014, adopted with effect from the re-registration of the Company as a public company on July 17, 2014.